Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA19034USAee
215-784-6000 phone 215-659-7588 fax www.kns.com

Exhibit 10.31
26 October 2011

Tek Chee Mak
Vice President, Global Sales

Dear TC,

This letter outlines the terms and conditions of your assignment in Hong Kong as the Vice President of Global Sales reporting to Bruno Guilmart, President and CEO of Kulicke and Soffa Industries Inc (the “Company”).

You will remain an employee of the Company for the duration of your assignment.  The terms and conditions of your assignment will be effective beginning February 16, 2011 for a period of 36 months.

Compensation

All of your compensation including base salary, incentive payments, equity grants and car allowance will continue to be paid in the U.S.

Long-Term Assignment Allowances and Benefits-in-Kind

Relocation Allowance: You will receive an annual allowance of $25,000 USD to cover duplicate housing expenses and travel costs for your family.  This allowance will be paid through-out the year on a bi-weekly basis.

Healthcare:  You and your family will remain in the US health benefit plan.  In addition, you are eligible for global health coverage provided to other executives of the Company outside the US.

Tax Filings:  The Company will provide you with KPMG tax filing services for all fiscal years affected by your assignment to Hong Kong.  It is your responsibility to set up appointments with KPMG and to provide all necessary documentation in a timely manner. You are responsible for the correct and timely filing of all required tax returns and related statements.

Recovery of Previously Paid Executive Compensation

If the Board of Directors of the Company or the MDCC determines that any fraud, gross negligence or intentional misconduct by you was a significant factor contributing to the Company restating all or a portion of its financial statement(s), the Board or the Committee will take, in its discretion, such action as it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The Board or the Committee will also review the facts and circumstances underlying the restatement, and if any incentive award was calculated based on the achievement of financial results that were subsequently reduced due to a restatement, may in its discretion (i) require reimbursement to the Company of all or a portion of the incentive award; (ii) cancel any unvested or outstanding incentive award; and (iii) seek reimbursement of any gains realized on the exercise of the incentive awards. Under the policy, the Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed.  The terms of this policy are subject to modification by the Board of Directors in light of, among other things, changes in applicable regulations or market practices.

Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA19034USAee
215-784-6000 phone 215-659-7588 fax www.kns.com

Full Time Employment

You will devote your full time, attention, and energies to the business of the Company, and will not engage in any other business activity.  You are permitted to serve on the boards of directors of other companies, only with the prior consent of the CEO, and as long as such service on outside boards of directors does not, in the opinion of the CEO, conflict or interfere with your duties to the Company or its subsidiaries or affiliates.

Termination/Resignation of Employment:

Termination: This letter shall confer no rights on you to remain employed by the Company or any of its subsidiaries for the term of your assignment or for any other period of time.  The Company or any of its subsidiaries may terminate your employment at any time, with or without cause, to the fullest extent permitted by applicable law and in accordance with the Company’s policy.

Severance:  If the Company terminates you while on assignment, the eligibility for severance and/or termination benefits will be based on policies and procedures of Officer Severance Pay Plan dated July 2011.

Resignation:  Should you resign from the Company while on assignment to accept a position with another company, the Company will have no responsibility to relocate you to either your home location or to the location of your new employer, nor any continued responsibility for your assignment allowances and benefits-in-kind.

This letter and any confidentiality agreements, non-compete agreements, training bonds, and employment contracts currently in place, collectively the “Other Agreements,” constitute the entire agreement between parties pertaining to the subject matter contained herein and therein.

Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA19034USAee
215-784-6000 phone 215-659-7588 fax www.kns.com

No supplement, modification, waiver or amendment of this letter or Other Agreements shall be binding unless executed in writing by you and an officer of the Company.  Without limiting the generality of the foregoing, neither the Company nor any of it subsidiaries shall be bound by any written, electronic or oral agreement, representation or undertaking to pay you any additional amount or employ you for any specific period of time, unless such agreement, representation or undertaking is in writing and is executed by you and an officer of the Company.

By signing below, you have accepted the terms and conditions in this letter.    Please sign and return a copy to Lester A. Wong, General Counsel, in a timely manner.

Approved:	/s/ Bruno Guilmart	7 December 2011
	Bruno Guilmart	Date

Accepted:	/s/ Tek Chee Mak	7 December 2011
	Tek Chee Mak	Date